Exhibit 99.1

               Culp Names Frank Saxon as Chief Executive Officer

     HIGH POINT, N.C.--(BUSINESS WIRE)--Feb. 5, 2007--Culp, Inc. (NYSE: CFI) today announced the company has named Franklin N. Saxon, age 54, chief executive officer, effective May 1, 2007. Robert G. Culp, III, age 60, chairman of the board and chief executive officer, will continue to serve as chairman of the company and will continue to be actively involved in key customer and industry relationships.

     Saxon joined Culp in 1983 as corporate controller and served as the company's chief financial officer from 1985 to 1998, leaving that position to serve as senior vice president and president of the former Culp Velvet/Prints division. Saxon was elected to the Board of Directors in 1988. In addition to his duties as president of the Culp Velvets/Prints division, in 2001 he was named the company's executive vice president, chief financial officer and treasurer. He became the company's president in 2004, assuming the responsibilities as its chief operating officer.

     Robert G. Culp, III, chairman of the board and chief executive officer of Culp, Inc., said, "Frank Saxon is well prepared and exceptionally well qualified to become chief executive officer of our company. As important transitions continue for Culp, we are highly confident in Frank's ability to serve in this position. His long history and diverse responsibilities with the company reflect his dedication and leadership abilities. In recent years he has been instrumental in bringing about the significant strategic and operational changes which have allowed the company to survive and progress through a rapidly changing industry environment and, as a result, Culp is now well positioned to succeed in a highly challenging international market. On behalf of the Board of Directors, we are delighted to promote Frank to the chief executive officer position, and we look forward to working with Frank to execute our strategy and enhance Culp's competitive position in today's global marketplace."

     Commenting on the announcement, Saxon added, "It is a privilege to take on this new role with the company and continue the tradition of excellence set by Rob Culp and his family. Rob has played a vital role in the growth and success of Culp since he started the business with his father, Robert G. Culp, Jr. and Howard Dunn in 1972 as a small, but ambitious, company to sell upholstery fabrics. Rob became chief executive officer in 1988, and chairman in 1990, and under his leadership the company has grown into one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. Our ability to address changing market conditions, deliver innovative fabrics and provide exceptional service reflects Rob's vision and dedication to customers. We will continue to benefit from his experience, customer and industry relationships, and commitment to the company's strategic objectives. I look forward to continuing my strong working relationship with Rob as we move into our new roles with Culp."

     About Culp, Inc.

     Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company's fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

     This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "anticipate", expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about the company's future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Changes in consumer tastes or preferences toward products not produced or marketed by the company could erode demand for the company's products. In addition, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission, including the "Risk Factors"
section in the company's most recent annual report on form 10-K.


     CONTACT: Culp Inc., High Point
              Investors:
              Kenneth R. Bowling, 336-881-5630
              Vice President of Finance
              or
              Media:
              Kenneth M. Ludwig, 336-889-5161
              Senior Vice President, Human Resources